EXHIBIT 99.1

P.O. Box 110 • Route 5 • South Deerfield • MA • 01373-0110

FOR IMMEDIATE RELEASE

Contact:	Edward R. Medina
(413) 665-8306

THE YANKEE CANDLE COMPANY REPORTS

FISCAL 2007 THIRD QUARTER RESULTS

South Deerfield, MA – November 8, 2007 – Yankee Holding Corp. and The Yankee Candle Company, Inc. (“Yankee Candle” or the “Company”) today announced financial results for the third quarter ended September 29, 2007. Yankee Holding Corp. is a holding company formed in connection with the Company’s Merger with an affiliate of Madison Dearborn Partners, LLC on February 6, 2007 (the “Merger”), and is now the parent company of The Yankee Candle Company, Inc.

Total revenue for the third quarter was $175.8 million, a 10% increase over the prior year quarter, driven primarily by increased sales in our European operations, increased sales within existing wholesale locations and revenue generated in new stores, including sales attributable to the Illuminations business acquired in July 2006. Comparable store sales in the Company’s Retail Segment, excluding its Consumer Direct business and Illuminations stores, increased 1.0% over the prior year quarter. Comparable sales including its Consumer Direct business (but excluding sales from its Illuminations stores) were flat to the prior year period.

As a result of the Merger, the Company’s financial results as reported in accordance with United States generally accepted accounting principles (“GAAP”) include significant costs and expenses related to the Merger, including transaction expenses and the impacts of required purchase accounting adjustments. As such, the Company generated net income for the third quarter of 2007 of $3.2 million compared with net income of $14.9 million in the third quarter of 2006. Net income prior to the impact of the Merger expenses and related purchase accounting was $5.8 million in the quarter. A reconciliation is provided at the end of this press release.

The Company also presents EBITDA (earnings/loss before interest, income taxes, depreciation and amortization) and Adjusted EBITDA (as defined below) to provide investors with additional information to evaluate the Company’s operating performance and its ability to service its debt. EBITDA for the quarter was $40.3 million compared to $35.6 million for the prior year. Adjusted EBITDA for the quarter was $41.7 million or 23.7% of sales compared to $37.3 million or 23.3% of sales for the prior year. Reconciliations of third quarter and nine month results to EBITDA and Adjusted EBITDA, which are non-GAAP measures, are included at the end of this press release.

Craig Rydin, Chairman and Chief Executive Officer, commented, “We exceeded our sales and segment profit plans for the third quarter, on an adjusted basis, with solid contributions coming from both our Retail and Wholesale segments. Our Wholesale business unit continued to perform well on top of a strong first and second quarter. Sales grew at 14% and segment profit dollars and rate were favorable to our plan and to prior year (excluding the impact of merger related costs). Our retail business delivered solid revenue growth and segment profit in line with our expectations in a challenging retail mall environment. Lastly, our Supply Chain continued to deliver strong productivity and efficiency results, continuing their momentum from the first two quarters of 2007. Once again, our employees continued to focus on serving our customers and enabling the Company to achieve its financial performance. I would like to thank them for their efforts.”

Third Quarter Highlights:

•

Retail sales were $77.2 million, a 5.9% increase over the fiscal 2006 third quarter. Comparable sales in the 387 retail stores including the South Deerfield and Williamsburg flagship stores that have been open for more than one year increased 1%. Comparable sales in the 385 retail stores excluding the South Deerfield and Williamsburg flagship stores were flat. Consumer Direct sales decreased 7% compared to the prior year quarter. Including Consumer Direct, but excluding Illuminations, total retail comparable sales were flat.

•	Wholesale sales were $98.6 million in the third quarter, an increase of 13.8% over the prior year quarter.

During the third quarter ended September 29, 2007, the Company used cash in operating activities of $5.0 million ending the quarter with revolver borrowings of $65.0 million, cash of $12.1 million and excess availability under its revolving credit facility of $58.1 million. At September 29, 2007, the Company had approximately $1.2 billion of total long term debt outstanding.

Nine Months Ended September 29, 2007 Highlights:

As a result of the Merger, for the nine months ended September 29, 2007, the financial results being reported are the combined results of (i) The Yankee Candle Company, Inc. and its subsidiaries (the “predecessor entity”), for the period from December 31, 2006 to February 5, 2007 and (ii) Yankee Holding Corp. and its subsidiaries (the “successor entity”), for the period from February 6, 2007 to September 29, 2007. A breakdown of the two periods is provided within this press release.

•

Retail sales were $218.4 million for the first nine months of 2007, a 9.5% increase over the first nine months of fiscal 2006. Comparable sales in the 387 retail stores including the South Deerfield and Williamsburg flagship stores that have been open for more than one year increased 1%. Comparable sales in the 385 retail stores excluding the South Deerfield and Williamsburg flagship stores increased 1%. Consumer Direct sales increased 1% over the first nine months of fiscal 2006. Including Consumer Direct, but excluding Illuminations, total retail comparable sales increased 1%.

•	Wholesale sales were $233.8 million for the first nine months of fiscal 2007, an increase of 11.1% over the first nine months of fiscal 2006.

•

For the nine months ended September 29, 2007 under GAAP and including the impact of the Merger expenses and related accounting, the Company generated a net loss of $36.0 million compared with net income of $32.2 million in the nine months ended September 30, 2006. Net income prior to the impact of the cumulative effect of the Merger expenses and related purchase accounting was $8.2 million for the nine months ended September 29, 2007.

•

For the nine months ended September 29, 2007, the Company generated EBITDA of $35.7 million compared to $79.4 million for the corresponding nine months in 2006. The decrease in EBITDA was due primarily to transaction-related expenses and purchase accounting adjustments associated with the Merger. For the nine months ended September 29, 2007, Adjusted EBITDA was $93.4 million compared to $83.8 million for the corresponding nine months in 2006. Merger-related expenses and purchase accounting adjustments for the nine months ended September 29, 2007 were $56.7 million.

Craig Rydin concluded, “We’re pleased with our third quarter and year-to-date performance, which have exceeded our internal plans. We approach the important fourth quarter of 2007 with cautious optimism.

We recognize that the macroeconomic environment and consumer confidence is somewhat challenged but we believe we have the plans in place to compete successfully for the consumer’s share of wallet during the 2007 holiday season.”

Earnings Conference Call:

The Company will host a conference call to be broadcast via the Internet at 11:00 a.m. (EST) this morning to more fully discuss fiscal 2007 third quarter results. This call is being webcast by CCBN and can be accessed at The Yankee Candle Company’s web site at www.yankeecandle.com. Click on the “About Us” link, and then select the “Investor Information” link. Enter your registration information ten minutes prior to the start of the conference. The dial-in number is (800) 265-0241, for International Calls the dial-in number is (617) 847-8704. Participant Pass Code is 89451220.

About Yankee Candle

The Yankee Candle Company, Inc. is the leading designer, manufacturer, wholesaler and retailer of premium scented candles, based on sales, in the giftware industry. Yankee has a 37-year history of offering distinctive products and marketing them as affordable luxuries and consumable gifts. The Company sells its products through a North American wholesale customer network of approximately 16,700 store locations, a growing base of Company owned and operated retail stores (449 located in 43 states as of September 29, 2007), direct mail catalogs, its Internet websites (www.yankeecandle.com, www.illuminations.com and www.aromanaturals.com), international distributors and to a European wholesale customer network of approximately 2,800 store locations (through its distribution center located in Bristol, England).

This press release may contain certain information constituting “forward-looking statements” for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements include but are not limited to the statements contained herein with respect to management’s current estimates of the Company’s financial and operating results for the fourth quarter and Fiscal 2007, and any other statements concerning the Company’s or management’s plans, objectives, goals, strategies, expectations, estimates, beliefs or projections, or any other statements concerning future performance or events. Actual results could differ materially from those indicated by these forward-looking statements as a result of various risks and uncertainties, including but not limited to the following: the impact of our recent Merger with affiliated investment funds of Madison Dearborn

Partners, LLC on our financial and operating results; the risk that the substantial indebtedness incurred in connection with the Merger, and the debt agreements entered into in connection therewith, might restrict our ability to operate our business and pursue certain business strategies; the risk that we may not be able to generate sufficient cash flows to meet our debt service obligations; the current economic conditions in the United States as a whole and the continuing weakness in the retail environment; the risk that we will be unable to maintain our historical growth rate; the effects of competition from others in the highly competitive giftware industry; our ability to anticipate and react to industry trends and changes in consumer demand; our dependence upon our senior executive officers; the risk of loss of our manufacturing and distribution facilities; the impact on the price of our notes of seasonal, quarterly and other fluctuations in our business; the risk of any disruption in wax supplies; and other factors described or contained in the Company’s most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K, or the Registration Statement on Form S-4 filed on March 30, 2007 (Registration No. 333-141699-05), each on file with the Securities and Exchange Commission. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. While we may elect to update certain forward-looking statements at some point in the future, we specifically disclaim any obligation to do so even if experience or future events may cause the views contained in any forward-looking statements to change.

Yankee Holding Corp. and Subsidiaries

Consolidated Statements of Operations

(in thousands)

(Unaudited)

	Thirteen Weeks Ended September 29, 2007			Thirteen Weeks Ended September 30, 2006
Sales:
Retail	$77,245	43.94%		$72,975	45.72%
Wholesale	98,570	56.06%		86,629	54.28%

Total sales	175,815	100.00%		159,604	100.00%
Cost of sales	78,162	44.46%		72,981	45.73%

Gross profit	97,653	55.54%		86,623	54.27%
Selling expenses:
Retail	42,993	55.66	% (A)	35,651	48.85	% (A)
Wholesale	8,537	8.66	% (B)	5,019	5.79	% (B)

Total selling expenses	51,530	29.31%		40,670	25.48%
General & administrative expenses	16,313	9.28%		17,015	10.66%

Income from operations	29,810	16.96%		28,938	18.13%
Interest income	(15)	-0.01%		(7)	0.00%
Interest expense	25,619	14.57%		4,682	2.93%
Other income	(35)	-0.02%		(165)	-0.10%

Income before provision for income taxes	4,241	2.41%		24,428	15.31%
Provision for income taxes	1,047	0.60%		9,527	5.97%

Net income	$3,194	1.82%		$14,901	9.34%

	Successor Period February 6, 2007 To September 29, 2007			Predecessor Period December 31, 2006 To February 5, 2007			Non-GAAP Combined Thirty Nine Weeks Ended September 29, 2007			Thirty Nine Weeks Ended September 30, 2006
Sales:
Retail	$191,855	48.10%		$26,530	49.70%		$218,385	48.29%		$199,363	48.65%
Wholesale	206,993	51.90%		26,852	50.30%		233,845	51.71%		210,405	51.35%

Total sales	398,848	100.00%		53,382	100.00%		452,230	100.00%		409,768	100.00%
Cost of sales	217,189	54.45%		24,553	45.99%		241,742	53.46%		188,032	45.89%

Gross profit	181,659	45.55%		28,829	54.01%		210,488	46.54%		221,736	54.11%
Selling expenses:
Retail	106,872	55.70	% (A)	14,423	54.36	% (A)	121,295	55.54	% (A)	100,543	50.43	% (A)
Wholesale	21,711	10.49	% (B)	1,778	6.62	% (B)	23,489	10.04	% (B)	13,976	6.64	% (B)

Total selling expenses	128,583	32.24%		16,201	30.35%		144,784	32.02%		114,519	27.95%
General & administrative expenses	46,566	11.68%		13,828	25.90%		60,394	13.35%		47,534	11.60%

Income from operations	6,510	1.63%		(1,200)	-2.25%		5,310	1.17%		59,683	14.57%
Interest income	(34)	-0.01%		(1)	0.00%		(35)	-0.01%		(20)	0.00%
Interest expense	67,061	16.81%		986	1.85%		68,047	15.05%		11,211	2.74%
Other income expense	(722)	-0.18%		(15)	-0.03%		(737)	-0.16%		(459)	-0.11%

(Loss) income before (benefit from) provision for income taxes	(59,795)	-14.99%		(2,170)	-4.07%		(61,965)	-13.70%		48,951	11.95%
(Benefit from) provision for income taxes	(25,592)	-6.42%		(340)	-0.64%		(25,932)	-5.73%		16,753	4.09%

Net (Loss) income	$(34,203)	-8.58%		$(1,830)	-3.43%		$(36,033)	-7.97%		$32,198	7.86%

(A)	Retail selling expenses as a percentage of retail sales.
(B)	Wholesale selling expenses as a percentage of wholesale sales.

Yankee Holding Corp. And Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

	September 29, 2007	December 30, 2006
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$12,101	$22,773
Accounts receivable, net	67,368	33,769
Inventory	93,544	61,130
Prepaid expenses and other current assets	21,804	8,651
Deferred tax assets	14,801	5,872

Total Current Assets	209,618	132,195
Property, Plant And Equipment, net	153,314	140,603
Marketable Securities	249	2,021
Deferred Financing Costs	29,674	596
Deferred Tax Assets	—	67,288
Other Assets	1,440,828	30,219

Total Assets	$1,833,683	$372,922

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$51,767	$26,052
Accrued payroll	16,157	19,802
Accrued income taxes	—	26,600
Other accrued liabilities	29,680	25,446
Short-term debt	6,500	—

Total Current Liabilities	104,104	97,900
Deferred Compensation Obligation	363	2,213
Long-Term Debt	1,230,250	140,000
Deferred Rent	9,988	17,244
Deferred Tax Liability	105,879	—
Other Long-Term Liabilities	1,522	—
Stockholders’ Equity	381,577	115,565

Total Liabilities And Stockholders’ Equity	$1,833,683	$372,922

Yankee Holding Corp.

September 29, 2007 Earnings Release

Supplemental Data

	Quarter	Year to Date	Total
YCC Retail Stores	6	20	422
Illuminations Retail Stores	9	11	27
Total Retail Stores	15	31	449
Wholesale Customer Locations—North America (1)	462	(636)	16,745
Wholesale Customer Locations—Europe	86	334	2,836
Square Footage—Gross	23,801	46,170	889,724
Square Footage—Selling	17,496	35,077	691,428
Retail Comp Store Sales Change % (2)	1%	1%
Retail Comp Store Count (2)	387	—	387
Retail Comp Store Sales Change %, excl. Flagships (2)	0%	1%
Retail Comp Store & Consumer Direct Sales Change % (2)	0%	1%
Sales per Square Foot (3)		$597
Store Count		389
Average store square footage, gross (4)		1,655
Average store square footage, selling (4)		1,273
Gross Profit (5)
Retail $	$52,031	$120,436
Retail %	67.4%	55.1%
Wholesale $	$45,621	$90,051
Wholesale %	46.3%	38.5%
Segment Profit (5)
Retail $	$9,038	$(858)
Retail %	11.7%	-0.4%
Wholesale $	$37,085	$66,562
Wholesale %	37.6%	28.5%
Depreciation & Amortization (5)	$11,569	$32,627
Inventory per Store, excluding Illuminations		$37,059
Inventory Turns		3.44 (6)
Capital Expenditures (5)	$6,815	$18,630

(1)	Year to date change in Wholesale locations driven by exit of Staples and PetSmart, which sold a subset of non-candle products.
(2)	Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition.
(3)	Trailing 12 months, stores open for full 12 months, excluding S. Deerfield/Williamsburg Flagships and Illuminations.
(4)	Excludes S. Deerfield and Williamsburg, VA Flagship stores. Includes Illuminations stores.
(5)	Dollars in thousands.
(6)	Based on a 13 month avg. inventory divided by 12 month rolling COGS. Calculation excludes the step-up of inventory related to the merger acquisition.

Reconciliation of EBITDA and Adjusted EBITDA

In addition to the results reported in accordance with GAAP, the Company has provided information regarding “EBITDA” and “Adjusted EBITDA”, both of which are non-GAAP financial measures. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is EBITDA adjusted to exclude non-recurring or non-cash items and any other similar charges deemed appropriate by the Company. In the present period, these include Merger related charges, the impact of purchase accounting adjustments and non-cash equity compensation expense. EBITDA and Adjusted EBITDA are not intended to represent cash flow from operations as defined by GAAP and should not be used as an alternative to net income (loss) as an indicator of operating performance or to cash flow as a measure of liquidity. Following the Merger, we believe the presentation of EBITDA and Adjusted EBITDA provides useful information to investors regarding our results of operations because such presentation assists in analyzing and benchmarking the performance value of our business. We believe EBITDA and Adjusted EBITDA are useful to investors because they help enable investors to evaluate our business in the same manner as our management now evaluates our business following the Merger, and because these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies with substantial financial leverage. In addition, because Adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we also use Adjusted EBITDA for business planning purposes, to incent and compensate our management personnel and to measure our performance relative to that of our competitors. While EBITDA and Adjusted EBITDA are frequently used as a measure of operating performance and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. In evaluating our operating performance these measures should be used in conjunction with GAAP measures.

EBITDA and Adjusted EBITDA are calculated as follows:

	Successor	Predecessor	Combined	Predecessor
	Thirteen weeks ended Sept. 29, 2007	Thirteen weeks ended Sept. 30, 2006	Thirty-nine weeks ended Sept. 29, 2007	Thirty-nine weeks ended Sept. 30, 2006
Net (loss) income	$3,194	$14,901	$(36,033)	$32,198
Income (benefit) taxes	1,047	9,527	(25,932)	16,753
Interest expense, net - excluding amortization of deferred financing fees	24,475	4,541	65,022	10,829

Amortization of deferred financing fees	1,129	135	2,990	363
Depreciation	7,063	6,165	20,663	18,176
Amortization	3,377	371	8,974	1,113

EBITDA	40,285	35,640	35,684	79,432
Equity-based compensation (a)	120	1,586	992	4,348
Merger costs (b)	377	37	14,368	37
Purchase accounting (c)	959	—	42,381	—

Adjusted EBITDA	$41,741	$37,263	$93,425	$83,817

(a)	Non-cash charges related to equity-based compensation, excluding approximately $8.2 million of stock based compensation expense associated with the acceleration of vesting of certain options, restricted shares and performance shares.

(b)	Represents certain costs incurred in connection with the Merger. Includes approximately $8.2 million of stock based compensation expense associated with the acceleration of vesting of certain options, restricted shares and performance shares and certain other third-party costs (primarily legal) as a result of the Merger. It includes the quarterly installment of approximately $0.4 million associated with MDP’s annual advisory fee.

(c)	Includes amortization expense associated with the step up in inventory due to the Merger. The total step-up was $40.5 million and is being amortized over three months from the date of the Merger.

Reconciliation of Net Income Prior to the Impact of Merger expenses and related Purchase Accounting

	Combined	Combined
	Thirteen weeks ended September 29, 2007	Thirty-nine weeks ended September 29, 2007
Pre-tax income / (loss)	$4,241	$(61,965)
Purchase accounting	959	42,381
Purchase accounting adjustments – Depreciation and amortization	2,902	7,447
Merger costs	377	14,368

Pro-forma pre-tax loss	8,479	2,231
Provision for (benefit from) income taxes	2,704	(5,998)

Pro-forma net (loss) income	$5,775	$8,229